Exhibit 10.6.2

EXECUTION COPY

GUARANTY

This Guaranty (“Guaranty”) is made as of November 4, 2005 by Municipal Mortgage & Equity, LLC (“Guarantor”) in favor of Bank of America, N.A., successor by merger to Fleet National Bank, in its capacity as Agent for the Banks (in such capacity, the “Agent”) under the Tax Credit Warehouse Agreement (as defined below). Unless otherwise defined in this Guaranty or in Schedule 1 hereto, capitalized terms used in this Guaranty (including Schedule 1 hereto) shall have the meanings given such terms in the Tax Credit Warehouse Agreement.

RECITALS

WHEREAS, the Banks have extended and propose to extend credit to and have entered into and propose to continue credit arrangements with MMA Financial Warehousing, LLC and MMA Financial Bond Warehousing, LLC (collectively, the “Borrower”), pursuant to and as now or hereafter evidenced by that certain Fifth Amended and Restated Revolving Loan and Letter of Credit Agreement of even date herewith among the Borrower, the Agent, the Banks, the Guarantor and the Other Guarantors (as amended and/or restated from time to time, the “Tax Credit Warehouse Agreement”);

WHEREAS, Guarantor is an affiliate of and controls the Borrower and, will realize substantial economic benefits from the extension of credit and the continuation of the credit arrangements between the Banks and Borrower described in the Credit Documents;

WHEREAS, the execution and delivery of this Guaranty, and the performance by the Guarantor of its obligations hereunder, is necessary and convenient to the conduct, promotion and attainment of the businesses of the Guarantor and Borrower; and

WHEREAS, it is a condition precedent to the effectiveness of the Tax Credit Warehouse Agreement, and the extension and continuation of the credit facilities described in the Credit Documents, that the Guarantor execute and deliver this Guaranty.

NOW, THEREFORE, in order to induce the Banks to enter into the Tax Credit Warehouse Agreement, and to make, extend or continue the credit arrangements evidenced thereby and by the Credit Documents, and in consideration thereof, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Guaranty of Payment and Performance. Guarantor hereby unconditionally and irrevocably guarantees to Agent, as the primary obligor and not secondarily, that Borrower will duly and punctually pay and perform at the place specified therefor, or if no place is specified, at Agent’s address set forth in the Tax Credit Warehouse Agreement, all indebtedness, obligations and liabilities, direct or indirect, matured or unmatured, primary or secondary, certain or contingent, of Borrower under the Credit Documents, whether now or hereafter owing or incurred, including without limitation, all reasonable out-of-pocket fees, costs and expenses incurred by Agent or the Banks in attempting to collect or enforce any of the foregoing (collectively, the “Obligations”). Upon the occurrence of an Event of Default, the liabilities and

*	The term “<[CONFIDENTIAL]>” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

obligations of Guarantor hereunder shall, at the option of Agent, become forthwith due and payable to Agent without demand or notice of any nature, all of which are expressly waived by Guarantor. Payments by Guarantor hereunder may be required by Agent on any number of occasions.

2. Enforcement and Collection Costs. Guarantor further agrees, as the principal obligor and not as a guarantor, to pay to Agent, forthwith upon demand, in immediately available federal funds, all reasonable out-of-pocket costs and expenses (including court costs and reasonable legal fees and expenses) incurred or expended by Agent in connection with this Guaranty, and the enforcement hereof and thereof, together with interest on amounts thereon from the time such amounts become due until payment at the Default Rate applicable to Prime Rate Amounts. All such costs and expenses, together with interest thereon, are referred to herein as “Expenses”.

3. Payments. Guarantor covenants and agrees that the Obligations and the Expenses will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of Agent with respect thereto, and that all payments and obligations to Agent with respect to the Obligations and the Expenses, whether by Borrower or Guarantor, will be made in immediately available federal funds on the due date thereof.

4. Taxes. All payments hereunder shall be made without any counterclaim or set-off, free and clear of, and without reduction by reason of, any taxes, levies, imposts, charges and withholdings, restrictions or conditions of any nature (collectively, “Taxes”), which are now or may hereafter be imposed, levied or assessed by any country, political subdivision or taxing authority on payments hereunder, excluding, however, all taxes on or measured by Agent’s (or any Bank’s) net income, all of which will be for the account of and paid by Guarantor. If for any reason any such reduction is made or any Taxes are paid by Agent (or any Bank), Guarantor will pay to Agent (or such Bank) such additional amounts as may be necessary to ensure that Agent (or such Bank) receives the same net amount which it would have received had no reduction been made or Taxes paid.

5. Absolute; Joint and Several. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Agent first attempt to collect any of the Obligations from Borrower or resort to any security, guaranty or other means of obtaining payment of any of the Obligations which Agent now has or may acquire after the date hereof or upon any other contingency whatsoever. Agent has and shall have the absolute right to enforce the liability of Guarantor hereunder without resort to any other right or remedy including any right or remedy under the Credit Documents, the Other Guaranty (as defined below), any other guaranty of the Obligations, or applicable law, and the release or discharge of any guarantor of the Obligations or other person or entity (including, without limitation, Borrower or any of the Other Guarantors (as defined below)) now or hereafter liable (whether in whole or in part, primarily or otherwise) for the Obligations (or the Expenses, as applicable) shall not affect the continuing liability of Guarantor hereunder. The obligations of Guarantor hereunder shall be joint and several with the obligations of MMA Financial Holdings Inc., MMA Equity Corporation, MMA Financial TC Corp., MMA Financial BFGLP, LLC, MMA Financial BFRP, Inc., MMA Financial BFG Investments, LLC and MMA Special Limited

Partner, Inc. (collectively, the “Other Guarantors”), which have guaranteed on a joint and several basis the Obligations of the Borrower pursuant to the Guaranty (as defined in the Tax Credit Warehouse Agreement, but defined herein as the “Other Guaranty”). The obligations of Guarantor hereunder and of the Other Guarantors under the Other Guaranty shall be joint and several obligations, and, further, shall be joint and several with the liability of each other party who has guaranteed or who in the future guarantees the Obligations.

6. Effectiveness. The obligations of the Guarantor under this Guaranty (a) shall continue in full force and effect and shall remain in operation until all of the Obligations and Expenses have been paid in full indefeasibly in cash or are otherwise fully satisfied and the Banks shall be under no further obligation to extend credit to or enter into credit arrangements with Borrower under the Credit Documents or otherwise, and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations or the Expenses is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of Borrower, the Guarantor or any other guarantor of the Obligations (including, without limitation, any of the Other Guarantors), or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability by reason of applicable bankruptcy laws, or any other similar law, or any law or order of any governmental body or agency thereof purporting to reduce, amend or otherwise affect the Obligations or the Expenses shall impair, affect, be a defense to or claim against the obligations of Guarantor under this Guaranty. If acceleration of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower or any of the Other Guarantors, all such Obligations otherwise subject to such acceleration shall nonetheless be payable by Guarantor.

7. Security; Set-off. The Guarantor grants to Agent, as security for the full and punctual payment and performance of all of Guarantor’s obligations hereunder, a continuing lien on and security interest in all of Guarantor’s right, title and interest in and to amounts, securities and property now or hereafter (a) due to Guarantor from Borrower, (b) belonging to Borrower and held by Guarantor, or (c) belonging to Guarantor and held by any of the Banks, including without limitation, all loans, accounts, accounts receivable, notes, bills, drafts, acceptances, instruments, documents, securities, investment property of any kind, deposits and chattel paper and all proceeds of the foregoing (collectively, the “Guaranty Collateral”). Regardless of the adequacy of any security, guaranty or other means of obtaining repayment of the Obligations or the Expenses, Agent may at any time after the occurrence of an Event of Default set off the whole or any portion or portions of any or all sums due from Agent to Guarantor, including Guaranty Collateral consisting of such sums, against the obligations of Guarantor hereunder.

8. Freedom of Agent to deal with Borrower and Other Parties. Agent shall be at liberty, without giving notice to or obtaining the assent of Guarantor and without relieving Guarantor of any liability hereunder, to deal with Borrower, the Other Guarantors and each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations or Expenses, in such manner as Agent in its sole discretion deems fit, and in furtherance, but not limitation, of this end, Guarantor gives to Agent full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to Borrower at such times, in such amounts and on such terms as Agent may approve, (b) increase the amount of, vary the terms and grant extensions of any present or future Obligations or Expenses, (c) grant time, waivers and other indulgences in respect to the Obligations or the Expenses to any party, including Borrower, Guarantor, or any of the Other Guarantors, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Obligations or Expenses which Agent now has or may acquire after the date hereof, including, without limitation, under the Other Guaranty, (e) accept partial payments of the Obligations and the Expenses from Borrower, any of the Other Guarantors, or any other party, (f) release or discharge, wholly or partially, any guarantor of the Obligations or other person or entity (including, without limitation, Borrower, Guarantor, or any of the Other Guarantors) now or hereafter liable (whether in whole or in part, primarily or otherwise) for the Obligations or the Expenses and compromise or make any settlement or other arrangement with Borrower, Guarantor, any of the Other Guarantors, or any such guarantor, other person or entity, and (g) amend, restate, supplement or otherwise modify the Tax Credit Warehouse Agreement, the Other Guaranty, or the other Credit Documents in any respect, including, without limitation, to increase the Maximum Amount, extend or accelerate the Maturity Date or increase the LIBOR Rate or the Prime Rate.

9. Unenforceability of Obligations Against Borrower; Invalidity of Security or Other Guaranties. If for any reason Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Obligations have become unrecoverable from Borrower by operation of law or for any other reason, this Guaranty shall nevertheless be binding on Guarantor to the same extent as if Guarantor at all times had been the principal debtor on all Obligations. This Guaranty shall be in addition to the Other Guaranty and any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of the Other Guaranty or any such other guaranty or security, regardless of whether such invalidity results from any failure of Agent to take any steps to perfect or maintain or preserve any rights with respect to the Other Guaranty or such other guaranty or security.

10. Representations, Warranties, Acknowledgments and Covenants. Guarantor hereby represents, warrants and covenants to and with Agent that:

10.1. Guarantor does not currently have (and will not have, upon execution of this Guaranty) any defenses, counterclaims or rights of set-off against Agent in connection with this Guaranty;

10.2. Other than in favor of Agent, Guarantor does not currently have, and shall not at any time after the date of this Guaranty create, assume, incur, or permit to exist, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of any of the Guaranty Collateral whether heretofore or hereafter acquired by the Guarantor;

10.3. Guarantor does not now, and shall not while any of the Obligations or Expenses remain outstanding, have, exercise or benefit from, and hereby waives, any security interest in or lien (whether granted consensually by operation of law or otherwise) upon the assets or properties of Borrower; and

10.4. All representations and warranties made herein shall survive until such time as all of the Obligations and Expenses have been paid in full indefeasibly in cash or are otherwise fully satisfied and Agent shall be under no further obligation to extend credit to or enter into credit arrangements with Borrower under the Credit Documents or otherwise.

10.5. Each warranty and representation made by Guarantor or by the Borrower on Guarantor’s behalf in the Tax Credit Warehouse Agreement or any other Credit Document is true, accurate and complete and is incorporated herein by reference.

10.6. In addition to the covenants and obligations set forth elsewhere in this Guaranty or by which Guarantor is bound under any other Credit Document, Guarantor hereby covenants and agrees that Guarantor shall comply with the additional covenants and obligations set forth on Schedule 1 hereto.

11. Waivers by Guarantor. Guarantor waives: presentment, demand, notice of any delinquency or default by Borrower, any guarantor of the Obligations or any other person or entity now or hereafter liable (whether in whole or in part, primarily or otherwise) for the Obligations or Expenses, notice of acceptance hereof, notice of any action taken or omitted by Agent in reliance hereon, any requirement that Agent be diligent or prompt in making demands hereunder, giving notice of any default by Borrower or asserting any other rights of Agent hereunder. Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses that at any time may be available in respect of Guarantor’s obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

12. Waiver of Subrogation Rights. While any Obligations or Expenses are outstanding, notwithstanding any other provision to the contrary contained herein or provided by applicable law, Guarantor hereby irrevocably waives any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against Borrower on account of payments made under this Guaranty, including without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral now or hereafter securing the Obligations or the Expenses which may be held by Agent or any agent of Agent. In addition, Guarantor shall not claim any set-off or counterclaim against Borrower in respect of any liability they may now or hereafter have to Borrower.

13. Subordination. Guarantor hereby subordinates its rights to payment of any principal, interest and all other amounts now or hereafter owing from Borrower (including, without limitation, any Co-Funding Amounts) and its rights in and to any collateral therefor (collectively, the “Subordinated Debt”) to Agent’s right to receive payment of all Obligations and Expenses. Until the Obligations and Expenses have been paid in full indefeasibly in cash or are otherwise fully satisfied and Agent shall be under no further obligation to extend credit to or enter into credit arrangements with Borrower under the Credit Documents or otherwise, without the prior written consent of Agent:

13.1. Guarantor shall not demand, nor accept from Borrower or any other person, any payment or transfer of property in payment or satisfaction or otherwise on account of the Subordinated Debt, nor take any action prejudicial to, or inconsistent with,

Agent’s right to have the Obligations and the Expenses fully paid and discharged prior to the Subordinated Debt;

13.2. Should any distribution of Borrower’s property be made to Guarantor other than as specifically permitted by this Guaranty, such property shall be held by Guarantor in trust for Agent, shall not be commingled with any other assets of Guarantor, and shall be delivered immediately to Agent with all necessary assignments and/or endorsements; and

13.3. Guarantor shall not commence nor participate in any bankruptcy, reorganization or insolvency proceeding against Borrower. In the event any such proceeding is commenced by or against Borrower, Guarantor hereby irrevocably authorizes Agent to: (a) enforce claims associated with the Subordinated Debt, either in Agent’s name or in the name of Guarantor, by proof of claim or otherwise; (b) collect all assets of Borrower distributed on account of the Subordinated Debt and apply them to the Obligations and the Expenses, delivering any surplus to Guarantor; (c) vote claims associated with the Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and (d) take any other action in connection with any such proceeding which Guarantor would otherwise be entitled to take.

Notwithstanding the limitations set forth above in this Section, provided there does not then exist any Default or Event of Default, Guarantor may accept and retain repayment of the Co-Funding Amount advanced in connection with Revolving Loans or Letters of Credit used by Borrower or an MTE in connection with investment in or loans to a particular Property Partnership after the Release Conditions with respect to such Property Partnerships have been satisfied.

14. Demands and Notices. All notices, requests and demands required or permitted under the terms of this Guaranty shall be given and deemed received in accordance with the notice provisions of the Tax Credit Warehouse Agreement.

15. Amendments, Waivers, Etc. No provision of this Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by Agent and Guarantor expressly referring to the provision of this Guaranty to which such instrument relates and no such waiver shall extend to, affect or impair any right of Agent with respect to any Obligation which is not expressly dealt with therein. No course of dealing or delay or omission on the part of Agent in exercising any right, power or privilege hereunder or under the Tax Credit Warehouse Agreement or any of the other Credit Documents shall operate as a waiver thereof or otherwise be prejudicial thereto, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.

16. Further Assurances. Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as Agent from time to time may reasonably request in order to give full effect to this Guaranty and to perfect and preserve the rights and powers of Agent hereunder.

17. Conflicts. In the event of any conflict between any provision of this Guaranty, the Tax Credit Warehouse Agreement, the other Credit Documents or any other document evidencing the Obligations or Agent’s security interest in the Collateral, it is the express and absolute understanding and agreement of Guarantor that this Guaranty shall be interpreted so as to be consistent with such other agreements and documents and to give full effect to the rights granted to Agent herein and therein.

18. Provisions to Survive. All representations, warranties, covenants and agreements contained in this Guaranty shall survive the execution and delivery hereof and of the Tax Credit Warehouse Agreement, the other Credit Documents and any other document executed in connection herewith or therewith and shall continue until payment in full of the Obligations and the Expenses and the termination of any further commitment to make any Revolving Loans or to issue Letters of Credit under the Tax Credit Warehouse Agreement.

19. Governing Law. This Guaranty is intended to take effect as a sealed instrument to be governed by and construed in accordance with the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law, but otherwise without regard to its conflicts of law rules).

20. Miscellaneous Provisions. This Guaranty shall inure to the benefit of Agent, the Banks and their respective its successors and assigns, and shall be binding on Guarantor and its successors, assigns and legal representatives. The rights of the Agent and the Banks hereunder may be transferred to the extent that any of the Obligations are assigned. The Guarantor shall have no right to assign its rights and obligations hereunder without the prior written consent of the Agent. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The invalidity or unenforceability of any one or more sections of this Guaranty in their entirety or under certain circumstances shall not affect the validity or enforceability of its remaining provisions or the invalid or unenforceable provisions in different circumstances. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

21. Default; Cure. It shall be a default hereunder, and an Event of Default under the Tax Credit Warehouse Agreement, if: (a) the Guarantor fails to perform or observe any of its covenants in this Guaranty (other than the covenants set forth in Sections 2, 4, 5, 6, 11.1, 12, 13, 15, 20, 21 and 22 of Schedule 1 to this Guaranty), and such failure continues uncured for 10 days; (b) the Guarantor fails to perform or observe any of its covenants under Sections 2, 4, 5, 6, 11.1, 12, 13 and 15 of this Schedule 1, and such failure continues uncured for a period of 30 days after the Guarantor becomes aware of such failure (whether through notice from the Agent, any Bank or otherwise); or (c) the Guarantor fails to perform or observe any of its covenants under Sections 20, 21 and 22 of Schedule 1 to this Guaranty (for which there shall be no cure period).

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal as of the date first above written.

GUARANTOR:

MUNICIPAL MORTGAGE & EQUITY, LLC

By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

SCHEDULE 1

GUARANTOR COVENANTS

So long as any Obligation remains unsatisfied, or the Banks are obligated to make additional advances or the Agent is obligated to issue letters of credit pursuant to the Tax Credit Warehouse Agreement, or any such letter of credit continues to be outstanding and is not fully cash collateralized, the Guarantor hereby covenants to the Agent and the Banks as follows:

1. Merger; Sale. Without obtaining the prior written consent of the Agent and the Majority Banks under the Tax Credit Warehouse Agreement in each instance, the Guarantor shall not reorganize, be reconstituted, or enter into any agreement for the sale or other transfer of substantially all of its assets or for the merger or consolidation of the Guarantor with or into another entity.

2. Taxes; Reserves. The Guarantor shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties prior to the time when they shall become delinquent, except to the extent that failure to make such payments would not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Guarantor; and provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

3. Notices.

3.1 Defaults. The Guarantor, promptly after obtaining actual knowledge thereof, shall advise the Agent, on behalf of the Banks, of the existence of any default or event of default under any agreement or other document binding upon or executed and delivered by any of the Borrower, the Guarantor, the Other Guarantors, the MTEs, or MuniMae TE Bond Subsidiary, LLC, including any Default or Event of Default under the Tax Credit Warehouse Agreement; provided, however, that such notice(s) need not be provided if such default or event of default does not constitute a Default or an Event of Default and: (a) could not reasonably be expected to subject them to liability in excess of $1,000,000 (as to the Other Guarantors) or $10,000,000 (as to the Guarantor or MuniMae TE Bond Subsidiary, LLC); (b) does not involve a default by MuniMae TE Bond Subsidiary, LLC on its P-Floatsm program or any other securitization; or (c) does not occur with respect to any entity under the direct or indirect Control of MuniMae TE Bond Subsidiary, LLC.

3.2 Litigation and Judgments. The Guarantor, as the case may be, will give notice to the Agent and each of the Banks in writing, in form and detail satisfactory to the Agent and each Bank, within five Business Days of becoming aware of (a) any litigation or proceedings threatened in writing against it or any pending litigation or proceedings to which it is or becomes a party involving a fully or partially uninsured claim against it; or (b) any litigation or proceeding against any Persons; in either case, which, if adversely determined could materially and adversely affect its financial condition, assets or operations and stating the nature and status of such litigation or proceedings. The Guarantor will give notice, in writing, to the Agent and each of the Banks, in form and detail reasonably satisfactory to the Agent and each Bank within five

Business Days of any judgments, final or otherwise, against it in an aggregate amount in excess of $100,000 as to the Borrower or any MTE or $1,000,000 as to the Guarantor or the Other Guarantors which is not fully covered by insurance (other than customary deductibles disclosed to and reasonably acceptable to the Agent).

3.3 Material Adverse Change. The Guarantor will promptly notify the Agent, on behalf of the Banks, of any material adverse change which would reasonably be expected to have a material adverse effect on its business, properties or condition (financial or otherwise) or which would cause any Offering Memorandum to be materially incorrect, incomplete or misleading.

3.4 Governmental Authorities. The Guarantor will promptly notify the Agent, on behalf of the Banks, of all material notices received from any Governmental Authority and shall provide copies thereof to the Agent, on behalf of the Banks, promptly after receipt thereof.

3.5 ERISA. With respect to any Plan, the Guarantor, shall, or shall cause its Affiliates to, furnish to the Agent, on behalf of the Banks, promptly (a) written notice of the occurrence and its obtaining knowledge of a Reportable Event, (b) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (c) a copy of any notice of intent to terminate any funded Plan, (d) notice that the Guarantor or any Affiliate will or may incur any liability to or on account of a Plan, and (e) upon the Agent’s request, a copy of the annual report of each Plan (Form 5500 or comparable form) required to be filed with the Internal Revenue Service and/or the Department of Labor. Any notice to be provided to the Agent under this Section shall include a certificate of the chief financial officer of the Guarantor setting forth details as to such occurrence and the action, if any, which the Guarantor and/or the Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by the Borrower, and/or any Affiliate, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the trustee or the Plan administrator with respect thereto. Prior to the adoption of any Plan subject to ERISA, the Guarantor shall notify the Agent, on behalf of the Banks, of such adoption and of the vesting and funding schedules and other principal provisions thereof.

3.6 Environmental Laws. If the Guarantor shall (a) receive notice that any violation of Environmental Laws may have been committed or is about to be committed by the Borrower, the Guarantor, or the Other Guarantors or a general partner of any Property Partnership, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against either the Borrower, the Guarantor or the Other Guarantors alleging a violation of any Environmental Law or requiring the Borrower, the Guarantor or the Other Guarantors to take any action in connection with the release of toxic or hazardous wastes, substances or materials into the environment, or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that either the Borrower, the Guarantor or Other Guarantors may be liable or responsible for any costs associated with a response to or cleanup of a release of toxic or hazardous wastes, substances or materials into the environment or any damages caused thereby, then the Guarantor shall provide the Agent and each of the Banks with a copy of such notice within ten (10) days after the Borrower’s, the Guarantor’s or the Other Guarantors’, as the case may be, receipt thereof. Within fifteen (15) days after any of the Borrower, the Guarantor or the Other Guarantors have learned of the enactment or promulgation of any Environmental Law which to Guarantor’s knowledge, may result in any material adverse change in the business, properties or conditions (financial or otherwise) of the Borrower, the Guarantor or the Other Guarantors or in which the Borrower, the Guarantor or the Other Guarantors hold a direct or indirect ownership or beneficial interest, the Guarantor shall provide the Agent and each of the Banks with notice thereof.

4. Inspection. The Guarantor will permit the Agent or its agents, at the Guarantor’s expense, to inspect any of its properties, including, without limitation, books and records, computer files and tapes and financial records, to examine and make copies of its books of account and other records and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and other responsible employees and professional advisers at such reasonable times and intervals as the Agent may designate after reasonable notice and during normal business hours; provided, however, that as long as no Default or Event of Default exists under the Tax Credit Warehouse Agreement, the Guarantor shall not be liable for the costs of more than one such inspection and examination during each calendar quarter. The Agent shall use its best efforts to maintain the confidentiality of the information obtained pursuant to such inspections and examinations; provided, however, such information may be disclosed (a) to the Banks, (b) to the Agent’s directors, officers, employees, representatives, agents and attorneys, (c) to the Agent’s independent third party auditors, and their directors, officers, employees, representatives, agents and attorneys, (d) to all federal and state bank examiners and to all parties to whom the Agent is required to disclose such information under any present or future federal and/or state banking law or regulation, as determined by the Agent, (e) in accordance with any subpoena or court order which the Agent in good faith believes requires such disclosure, (f) to potential participants in and assignees of the Agent’s or Banks’ interests hereunder pursuant to the Agent or the Banks’ customary confidentiality practices, and (g) as the Agent and the Majority Banks under the Tax Credit Warehouse Agreement deems necessary in connection with any exercise of the Banks’ rights and remedies under the Credit Documents.

5. Financial Reporting

5.1. The Guarantor shall provide to the Agent:

(a) promptly upon the written request of the Agent or any of the Banks therefor, the Guarantor’s federal and state income tax returns;

(b) as soon as available, but in any event within one hundred twenty (120) days after the end of its fiscal year, its income statement, balance sheet and any other related financial statements, prepared in accordance with GAAP (except as otherwise noted therein) and audited by PricewaterhouseCoopers LLP, or such other national accounting firm as may be retained from time to time by the Guarantor (which national accounting firm shall be, in the event that the Guarantor is not then required to file periodic reports with the United States Securities and Exchange Commission, reasonably acceptable to the Agent);

(c) as soon as available, but in any event within sixty (60) days after the end of the first three fiscal quarters of each fiscal year, and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year, management-prepared income statements, balance sheets, a statement of cash flows and related financial statements prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), and similar to those required by clause (b) above for and as of the end of such period;

(d) promptly upon the written request of the Agent therefor, copies of all management letters of substance and other material reports, if any, which are submitted in connection with financial audits of the Guarantor by its independent accountants;

(e) promptly after the filing thereof, copies of each Form 10-K and Form 10-Q and all other material documents or material correspondence filed by the Guarantor or any of its Subsidiaries with, or received by the Guarantor or any of its Subsidiaries from, the United States Securities and Exchange Commission; and

(f) from time to time, such other financial data and information about the Guarantor as the Agent or any Bank may reasonably request.

5.2 The financial statements to be delivered pursuant to Sections 5.1(b) and (c) of this Schedule 1 shall be accompanied by (a) a certification to the Agent and each Bank in the form attached to this Schedule 1 as Exhibit A by the Guarantor’s chief financial officer, controller or assistant controller that such financial statements are accurate and complete in all material respects, (b) financial data and calculations evidencing the Guarantor’s financial and covenant compliance to be attached as Schedule A to the form annexed to this Schedule 1 as Exhibit A, and (c) the Supplemental Package for the fiscal quarter then ended.

5.3 The documents and information required to be delivered pursuant to Section 5.1 of this Schedule 1 and the Supplemental Package required to be delivered under Section 5.2 of this Schedule 1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Guarantor’s website; provided that: (a) the Guarantor shall deliver paper copies of such documents to the Agent or any Bank that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank, and (b) the Guarantor shall notify (which may be by facsimile or electronic mail) the Agent and the Banks of the posting of any such documents and provide to the Agent and the Banks by electronic mail electronic versions of such documents. The Guarantor represents and warrants that all documents and information delivered to the Agent and the Banks electronically via access to the Guarantor’s website pursuant to this Section 5.3 are true, accurate and complete in all material respects. Notwithstanding anything contained herein, in every instance the Borrower and the Guarantors shall be required to provide paper copies of the compliance certificates described in Section 5.2 of this Schedule 1 to the Agent and the Banks.

5.4 Upon the Agent’s or any Bank’s written request, the Guarantor shall provide to the Agent and each of the Banks for each Investment Partnership issuing an Offering Memorandum the Guarantor’s (or its Affiliates’) internal unaudited tax benefit projections for such Investment Partnership on an internal rate of return basis prepared in accordance with the Guarantor’s (or its Affiliates’, as applicable) customary standards.

5.5 With respect to any development projects for which the Guarantor has given its guaranty, the Guarantor shall provide to the Agent and each of the Banks such financial and other project information as the Agent or any Bank may require.

5.6 With respect to any interest rate or other financial derivatives, any hedging or any counterparty transactions, or other similar transactions or other transactions addressed in or contemplated in FASB 133, the Guarantor shall provide to the Agent and each of the Banks such information as the Agent or any Bank may reasonably require.

6. Collateral. The Guarantor will, and will cause the Borrower and each MTE to, duly execute and deliver, or cause to be executed and delivered, appropriate financing statements and other documents and take all other reasonable actions requested by the Agent necessary to enable the Agent, on behalf of the Banks, to maintain continuously perfected security interests in the Collateral. The Agent may inspect the Collateral at any reasonable time, wherever located, upon reasonable notice. The Guarantor will pay or cause to be paid all taxes and assessments upon the Collateral or for its use and/or operation prior to the time when any penalties or interest accrue with respect thereto, or non-payment thereof; provided, however, that, so long as no distraint, foreclosure sale or other levy upon or transfer with respect to the Collateral or any part thereof shall have been effected or threatened, and no Event of Default shall have occurred and be continuing, the Guarantor shall not be required to pay or cause to be paid such taxes and assessments if (a) the amount, applicability or validity thereof is currently being contested by the Guarantor in good faith by appropriate legal proceedings, (b) the Guarantor shall have set aside on its books reserves (segregated to the extent required by GAAP, or, if not applicable, sound accounting principles and practices) reasonably deemed by the Agent to be adequate with respect thereto, and (c) the Guarantor shall have provided to the Agent or the applicable taxing authority a bond or other security of such nature and in such amount as the Agent reasonably deems sufficient as security for payment thereof.

7. Further Assurances. The Guarantor shall at any time and from time to time execute and deliver such further instruments and take such further actions as may reasonably be requested by the Agent, in each case further and more perfectly to effect the purposes of the Tax Credit Warehouse Agreement and the other Credit Documents.

8. No Amendments to Certain Documents. The Guarantor will not amend, modify or terminate, or agree to the amendment, modification or termination of (a) its Organizational Documents, (b) the Organizational Documents of (i) any Other Guarantor or the Borrower, (ii) any Property Partnership receiving Direct Investments or Convertible Loans or (ii) any MTE receiving Capital Contributions (prior to satisfaction of the Release Conditions with respect to such Property Partnership or MTE), or (c) any other document relating to the transactions with respect to which any Revolving Loan is made or any Letter of Credit is issued, without the prior written consent of the Agent, except in connection with amendments which would not have any adverse impact on the Agent or the Banks, or the Agent’s interest, on behalf of the Banks, in any Collateral.

9. Change of Jurisdiction of Organization; Name Change; Change in Location. The Guarantor will not, nor will it permit the Borrower, any Other Guarantor or any MTE to, at any time change its jurisdiction of organization, legal name, form of organization, federal identification number or state organizational number, without giving prior written notice to the Agent and each Bank specifying the new jurisdiction of organization, name, form or number.

10. Offering Memoranda. Until such time as a particular Investment Partnership has been syndicated and fully capitalized, the Guarantor shall cause each such Investment Partnership to not amend or modify any of the provisions of its Offering Memorandum in any material manner without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be required for amendments that are necessary to correct any inaccuracy or omission in an Offering Memorandum unless such correction consists of a decrease in the projected returns on an investment in such Investment Partnership.

11. Conduct of Business

11.1. The Guarantor will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to its existence, rights and franchises, to the conduct of its business and to the property and assets owned or managed by it (except where the failure to observe and comply would not materially and adversely affect the condition (financial or otherwise), properties, business, or results of the Guarantor, or the ability of the Guarantor to perform the Obligations or its obligations under the Credit Documents to the Agent and the Banks) and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

11.2. The Guarantor will maintain its existence and remain or engage in substantially the same business in which it is now engaged, except that the Guarantor may, upon notice to the Agent and the Banks, withdraw from any business activity which its managers or board of directors reasonably deem unprofitable or unsound in the due exercise of their authority; provided, however, such withdrawal shall not impair in any way such entity’s ability to fully pay and perform all of its Obligations. Notwithstanding the foregoing, the Guarantor may enter into any line of business substantially related or incidental to a line of business in which it is currently engaged.

11.3. The Guarantor shall cause each Property Partnership to own no more than one Project and to be a single-purpose entity which shall have no assets or liabilities and conduct no business other than that related to such Project; and cause the Borrower, each Property Partnership and each MTE to maintain its Organizational Documents in the form required under the Tax Credit Warehouse Agreement.

12. ERISA Compliance. Neither the Guarantor, nor any Plan or any fiduciary thereof or other ERISA Party-in-Interest or ERISA Disqualified Person with respect to any Plan shall (a) engage in any “prohibited transaction,” (as defined in ERISA and the Code), (b) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived, (c) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (d) terminate, in whole or in part, any “pension benefit plan” (as defined in Section 3(2) of ERISA) in a manner which could result in the imposition of a lien on any property of the Guarantor. Each Plan shall comply in all material respects with ERISA; provided, however, that the Guarantor’s failure to file audited financial statements with respect to the Municipal Mortgage & Equity, LLC 401(k) Retirement Savings Plan (the “401(k) Plan”) for the 401(k) Plan’s 2001,2002, 2003 and 2004 fiscal years, as required under ERISA rules and regulations applicable to the 401(k) Plan (the “Filing Requirement”), shall not be deemed to violate this covenant to the extent that the Guarantor is working diligently to comply with the Filing Requirement, as demonstrated by (a) the Guarantor’s continued retention of Ellin & Tucker Chartered (or another accounting firm reasonably acceptable to the Agent) to audit the 401(k) Plan’s financial statements for the 2001, 2002, 2003 and 2004 fiscal years, and (b) the Guarantor’s reasonable cooperation with such auditing firm to complete such audit.

13. Maintenance of Books and Records. The Guarantor will keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP (except as otherwise disclosed) and applicable law including, without limitation, laws with respect to questionable, improper or corrupt payments.

14. Transactions with Affiliates.

14.1. The Guarantor will not, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (a) as would not materially and adversely affect the condition (financial or otherwise), the properties, business or results of operations of the Guarantor, (b) as disclosed in the Offering Memorandum of a particular Investment Partnership, if applicable, (c) as disclosed in the Proposed Property Partnership Agreement or other Organizational Documents of a Property Partnership submitted to the Agent’s counsel for acquisition approval, with such disclosure highlighted in the transmittal notice to the Agent’s counsel, or (d) that certain promissory note, dated on or about July 1, 2003, in the principal face amount of $120,000,000 made by TC Corp. payable to the order of the Guarantor.

14.2. The Guarantor hereby agrees that payment and performance of any obligations under any contract, agreement or arrangement (whether written or oral) now or hereafter entered into between Borrower on the one hand and the Guarantor or any Affiliate of the Guarantor on the other hand shall be subordinated to payment and performance of the Obligations. Payment and performance under such contracts, agreements or arrangements may be made and received in the ordinary course of business on a current basis as long as no Default or Event of Default has occurred and is continuing.

15. Environmental Regulations. The Guarantor will comply, and shall use its best efforts to cause the general partner of each Property Partnership to comply, in all material respects with all Environmental Laws in each and every jurisdiction in which it operates now or in the future, and will comply or use its commercially reasonable efforts to cause compliance in all material respects with all such Environmental Laws that may in the future be applicable to it and to the properties and assets owned, directly or indirectly, or managed by it, except that the Guarantor shall not be required to take any action which could reasonably be expected to subject the Guarantor to general partner or other liability in respect of an affected Project or Property Partnership.

16. Fiscal Year. The Guarantor shall have a fiscal year ending on December 31 of each year, and shall not change such fiscal year without the prior written consent of the Agent, unless a different fiscal year is required by the Code.

17. Restricted Payments. The Guarantor will not make any Restricted Payments of any kind to the holders of any of its equity or their Affiliates if at the time of such Restricted Payments, with or without the making of such Restricted Payments, there shall exist or result a Default or Event of Default involving either (a) the payment of money by the Borrower or a Guarantor, or (b) the breach of any of the covenants set forth in Section 20 of this Schedule 1.

18. Ownership; Control. Without the prior written approval of the Majority Banks under the Tax Credit Warehouse Agreement, which shall not be unreasonably withheld, the Guarantor will not cause or permit any change in the ownership or Control of the Borrower or the Other Guarantors, or any MTE, except to the extent that (a) with respect to the Borrower or the Other Guarantors, following such change the Guarantor retains Control (directly or indirectly) of the Borrower and the Other Guarantors, and (b) with respect to each MTE, the Release Conditions with respect to such MTE have been satisfied, and provided that, in addition to the foregoing restrictions, the Guarantor shall cause MFH to continue to maintain MFH’s ownership and Control of MFH’s Subsidiaries other than MEC, MMA Capital Corporation, MMA Financial International, LLC and their respective Subsidiaries.

19. Separate Credit Reliance. The Guarantor acknowledges that the Agent and each of the Banks have entered into the transactions contemplated by this Guaranty, and accepted this Guaranty in reliance upon Borrower’s, each MTE’s, the Guarantor’s and the Other Guarantors’ separate and distinct corporate existences and their separate and distinct operations, and, accordingly, the separate credit of Borrower, each MTE, the Guarantor and the Other Guarantors.

20. Financial Covenants.

(a) Unencumbered Liquidity. The Guarantor shall not permit the Unencumbered Liquidity of the Guarantor to be less than the amount set forth on Exhibit B to this Schedule 1 at any time.

(b) Minimum Consolidated Tangible Net Worth. The Guarantor shall not permit the Consolidated Tangible Net Worth of the Guarantor to be less than the amount set forth on Exhibit B to this Schedule 1 at any time.

(c) Consolidated Leverage Ratio. The Guarantor shall not permit the Consolidated Leverage Ratio of the Guarantor to be greater than the ratio set forth on Exhibit B to this Schedule 1 at any time.

(d) Consolidated Senior Indebtedness to Consolidated Tangible Net Worth. The Guarantor shall not permit the ratio of Consolidated Senior Indebtedness of the Guarantor to Consolidated Tangible Net Worth of the Guarantor to exceed the ratio set forth on Exhibit B to this Schedule 1 at any time.

(e) Consolidated Interest and Distribution Coverage Ratio. The Guarantor shall not permit the Consolidated Interest and Distribution Coverage Ratio of the Guarantor to be less than the ratio set forth on Exhibit B to this Schedule 1 at any time.

21. Payments; Co-Fundings; Cash Management.

21.1. The Guarantor shall deposit, and cause the deposit by the Borrower, each MTE, Property Partnership, Investment Partnership, Investor or other source of repayment, of all payments and repayments of Capital Contributions, Direct Investments and Convertible Loans, and all other Obligations of the Borrower, directly into the appropriate Repayment Account, as applicable. To the extent that any such payments or repayments are received directly by the Guarantor, the same shall be delivered immediately to the Agent in the form received, duly endorsed to the Agent, if necessary, for deposit into the appropriate Repayment Account, as applicable, and for application by the Agent to each of the Banks in accordance with the Tax Credit Warehouse Agreement. Until so delivered, the Guarantor acknowledges that it holds such payments and repayments in trust for the benefit of the Agent on behalf of the Banks and shall keep such payments and repayments segregated from other funds and property of the Guarantor. The Guarantor shall deposit, and cause the deposit of, all Co-Funding Amounts (other than those constituting Cash Collateral) into the applicable Disbursement Account.

21.2. The Guarantor shall continue to maintain a cash management system and a web-based fixed income trading system, each of which shall be reasonably acceptable to the Agent and the Banks.

22. Warehouse Credit Facilities. The Tax Credit Warehouse Agreement and the credit facilities described therein shall constitute the sole and exclusive warehouse-type credit facility utilized by the Borrower, the Guarantor, the Other Guarantors and their Affiliates in connection with the acquisition and syndication of low income housing tax credits under Section 42 of the Code, except as otherwise provided in the Tax Credit Warehouse Agreement.

23. Subordination Agreement. Guarantor shall cause any Subsidiary of Guarantor not already a party to the Subordination Agreement that after the date of the Tax Credit Warehouse Agreement becomes owed any Indebtedness by TC. Corp. or MEC to (a) join in the Subordination Agreement by executing and delivering a joinder agreement in form and substance satisfactory to the Agent, and (b) insert a legend on any note or instrument at any time evidencing such Indebtedness, indicating that such note or instrument is subject to the terms of the Subordination Agreement, in each case prior to or simultaneously with the creation of such Indebtedness.

24. Definitions. As used in this Guaranty (including this Schedule 1), the following terms shall have the meanings set forth below:

“401(k) Plan” has the meaning set forth in Section 12 of Schedule 1 to this Guaranty.

“Agent” has the meaning set forth in the Recitals of this Guaranty.

“Approved Subordinate Debt” means Indebtedness subject to the Subordination Agreement and any other Indebtedness which is unsecured and subordinated to payment of the Obligations in a manner acceptable to the Agent in its sole discretion.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of the Guarantor, the capitalized amount thereof that would appear on a balance sheet of the Guarantor prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of the Guarantor prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Borrower” has the meaning set forth in the Recitals of this Guaranty.

“Consolidated CAD” means, for any period of determination, the cash available for distribution for such period, as determined in accordance with Guarantor’s policies and procedures for determining cash available for distribution (a) as reflected in its earnings packages furnished to the SEC as supporting documentation for the financial information contained in its periodic filings on Form 10-K or Form 10-Q or any relevant filings on Form 8-K or (b) as otherwise made available to Guarantor’s investors and research analysts from time to time.

“Consolidated Debt” means the total liabilities minus deferred taxes of Guarantor and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP, excluding any liabilities of Guarantor and its Subsidiaries existing solely as a result of the application of FIN46.

“Consolidated Interest Charges and Distributions” means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discounts, fees, charges and related expenses of the Guarantor and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Guarantor and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) Restricted Payments made with respect to the preferred shares of Guarantor and its Subsidiaries provided, that there shall be excluded any interest which would otherwise have been included herein solely as a result of the application of FIN 46.

“Consolidated Interest and Distributions Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated CAD for the four fiscal quarters most recently ended for which the Guarantor has delivered or should have delivered financial statements pursuant to Section 4.1 of this Schedule 1, plus Consolidated Interest Charges and Distributions for such period to (b) Consolidated Interest Charges and Distributions for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) Consolidated Tangible Net Worth as of such date.

“Consolidated Senior Indebtedness” means, as of any date of determination, the aggregate amount of the following liabilities which would be shown on the consolidated balance sheet of the Guarantor and its Subsidiaries prepared in accordance with GAAP: (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Guarantor or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrowers or such Subsidiary, excluding, however (i) Approved Subordinate Debt and (ii) any such Indebtedness which exists solely as a result of the application of FIN 46.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Guarantor and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Guarantor and its Subsidiaries on that date minus the Intangible Assets of the Guarantor and its Subsidiaries on that date, provided, that the determination of Consolidated Tangible Net Worth shall be adjusted to exclude the effect of FIN 46.

“Contingent Obligation” means, as to the Guarantor, (a) any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Encumbrance on any assets of the Guarantor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the Guarantor. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Filing Requirement” has the meaning set forth in Section 12 of Schedule 1 to this Guaranty.

“FIN 46” means the Interpretation of Accounting Research Bulletin no. 51, Consolidated Financial Statements, promulgated by the Financial Accounting Standards Board, as the same may be restated, modified or changed from time to time.

“GAAP” means generally accepted accounting principles and practices in the United States of America and as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession. GAAP shall be consistently applied from one accounting period to another.

“Guarantor” has the meaning set forth in the Recitals of this Guaranty.

“Guaranty Collateral” has the meaning set forth in Section 7 of this Guaranty.

“Indebtedness” means, as to the Guarantor at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of the Guarantor for borrowed money and all obligations of the Guarantor evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of the Guarantor arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of the Guarantor under any Swap Contract;

(d) all obligations of the Guarantor to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by an Encumbrance on property owned or being purchased by the Guarantor (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Guarantor or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Contingent Obligations of the Guarantor in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of the Guarantor shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Guarantor is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to the Guarantor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, and unamortized debt discount.

“Obligations” has the meaning set forth in Section 1 of this Guaranty.

“Other Guarantors” has the meaning set forth in Section 5 of this Guaranty.

“Other Guaranty” has the meaning set forth in Section 5 of this Guaranty.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Guarantor or any of the Guarantor’s Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Shareholders’ Equity” means consolidated shareholders’ equity of the Guarantor and its Subsidiaries as of the date of determination computed in accordance with GAAP.

“Subordinated Debt” has the meaning set forth in Section 13 of this Guaranty.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Synthetic Lease Obligation” means the monetary obligation of the Guarantor under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of the Guarantor but which, upon the insolvency or bankruptcy of the Guarantor, would be characterized as the indebtedness of the Guarantor (without regard to accounting treatment).

“Tax Credit Warehouse Agreement” has the meaning set forth in the Recitals to this Guaranty.

“Unencumbered Liquidity” means, as of any date of determination, the aggregate market value of the following assets owned by the Guarantor and which are neither (i) the subject of any Encumbrance nor (ii) being held for the benefit of third parties or otherwise restricted:

(a) cash, and obligations issued or guaranteed by the United States of America,

(b) marketable direct obligations issued or guaranteed by the Guarantor controlled or supervised by and acting as an agency or instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, and maturing within one year of the date of acquisition thereof,

(c) certificates of deposit issued, or banker’s acceptances drawn on and accepted by, or money market accounts or time deposits in, commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $50,000,000, and maturing within one year of the date of acquisition thereof,

(d) repurchase agreements maturing within one year of the date of acquisition thereof with any such commercial bank, or with broker-dealers or other institutions, that are secured by marketable direct obligations issued or guaranteed by the United States of America or an agency or instrumentality thereof,

(e) other money market instruments and mutual funds, substantially all of the assets of which are invested in any or all of the investments described in clauses (a) through (d) above, and

(f) commercial paper (other than commercial paper issued by the Guarantor or any of its Affiliates), maturing no more than ninety (90) days after the date of creation thereof, and with a rating of at least P-1 by Moody’s or A-1 by S&P on the date of acquisition (the value of which shall be determined in accordance with generally accepted accounting principles).

EXHIBIT A TO SCHEDULE 1 TO GUARANTY: COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

To:	Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Guaranty dated as of November 4, 2005 (as amended and/or restated from time to time, the “Guaranty;” the terms defined therein being used herein as therein defined), by Municipal Mortgage & Equity LLC, as Guarantor (the “Guarantor”), in favor of Bank of America, N.A., as Agent, pursuant to which the Guarantor has guaranteed payment and performance of the obligations of the Borrower under the Tax Credit Warehouse Agreement.

The undersigned hereby certifies as of the date hereof that he/she is the                                                                                                                                                        of the Guarantor, as designated, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Agent and the Banks on the behalf of the Guarantor, and that:

[Use the following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto are the year-end audited financial statements required by Section 5(b) of Schedule 1 to the Guaranty for the fiscal year of the Guarantor ended as of             , 20__, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements fairly present the consolidated financial condition and results of operations of the Guarantor in accordance with GAAP as at such date and for such period.

[Use the following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto are the unaudited financial statements required by Section 5(c) of Schedule 1 to the Guaranty for the fiscal quarter of the Guarantor ended as of             , 20__. Such financial statements fairly present the consolidated financial condition and results of operations of the Guarantor in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Guaranty and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Guarantor during the accounting period covered by the attached financial statements.

3. A review of the activities of the Guarantor during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Guarantor performed and observed all its obligations under the Guaranty, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Guarantor performed and observed each covenant and condition of the Guaranty applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Guarantor contained in the Guaranty, or which are contained in any document furnished at any time under or in connection with the Guaranty, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties referring to the Initial Financial Statements shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5(b) and 5(c) of Schedule 1 to the Guaranty, including the financial statements delivered in connection with this Compliance Certificate.

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Compliance Certificate.

6. To the extent that any financial statements or other information required to be submitted in connection with this Compliance Certificate are delivered by the Guarantor electronically via access to the Guarantor’s website, as permitted pursuant to Section 5.3 of Schedule 1 to the Guaranty, then the Guarantor hereby represents and warrants that all such documents and information are true, accurate and complete in all material respects.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                         .

MUNICIPAL MORTGAGE & EQUITY, LLC

By:
(Signature)

(Printed Name and Title)

SCHEDULE A to Compliance Certificate dated as of:

I.	Unencumbered Liquidity.

A.	Actual Unencumbered Liquidity:	$_______________

B.	Minimum required Unencumbered Liquidity:	$<[CONFIDENTIAL]>

C.	Excess (deficiency) for covenant compliance (Line I.A – I.B):	$_______________

II.	Consolidated Tangible Net Worth.

A.	Actual Consolidated Tangible Net Worth:

1.	Shareholders’ Equity:	$_______________

2.	Intangible Assets:	$_______________

3.	Consolidated Tangible Net Worth (Line II.A.1 less Line II.A.2):	$_______________

B.	Minimum required Consolidated Tangible Net Worth:	$<[CONFIDENTIAL]>

C.	Excess (deficiency) for covenant compliance (Line II.A–II.B):	$_______________

III.	Consolidated Leverage Ratio.

A.	Consolidated Debt:	$_______________

B.	Consolidated Tangible Net Worth (Line II.A.3 above):	________________

C.	Consolidated Leverage Ratio (Line III.A to Line III.B):	to 1

D.	Maximum Consolidated Leverage Ratio:	<[CONFIDENTIAL]>

IV.	Consolidated Senior Indebtedness to Tangible Net Worth

A.	Consolidated Senior Indebtedness:	$_______________

B.	Consolidated Tangible Net Worth (Line II.A.3 above):	$_______________

C.	Consolidated Senior Indebtedness to Consolidated Tangible Net Worth (Line IV.A to Line IV.B):	$_______________

D.	Maximum Consolidated Senior Indebtedness to Consolidated Tangible Net Worth:	<[CONFIDENTIAL]>

V.	Consolidated Interest and Distribution Coverage Ratio.

A.	Consolidated CAD:	$_______________

B.	Consolidated Interest Charges and Distributions:	$_______________

C.	Consolidated Interest and Distribution Coverage Ratio (Line V.A. plus Line V.B to Line V.B):	to 1

D.	Minimum Consolidated Interest and Distribution Coverage Ratio	<[CONFIDENTIAL]>

E.	Amount of Restricted Payments to holders of preferred shares included in the above calculation:	$_______________

*	The term “<[CONFIDENTIAL]>” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT B TO SCHEDULE 1 TO GUARANTY: FINANCIAL COVENANTS

The amounts and ratios to be used with respect to the financial covenants of Guarantor set forth in Section 20 of Schedule 1 to the Guaranty shall be as follows:

1.	Minimum Unencumbered Liquidity: $<[CONFIDENTIAL]>

2.	Minimum Consolidated Tangible Net Worth: $<[CONFIDENTIAL]>.

3.	Maximum Consolidated Leverage Ratio: <[CONFIDENTIAL]>

4.	Maximum Consolidated Senior Indebtedness to Consolidated Tangible Net Worth: <[CONFIDENTIAL]>.

5.	Minimum Consolidated Interest and Distribution Coverage Ratio: <[CONFIDENTIAL]>.

*	The term “<[CONFIDENTIAL]>” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.